Exhibit 5.1

August 18, 2023

Pershing Square SPARC Holdings, Ltd.

787 Eleventh Avenue, 9th Floor

New York, New York 10019

Re:       Pershing Square SPARC Holdings, Ltd.

Ladies and Gentlemen:

We have acted as special counsel for Pershing Square SPARC Holdings, Ltd., a Delaware corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form S-1 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the distribution (the “Distribution”) by the Company of subscription warrants, referred to as special purpose acquisition rights (“SPARs”), each of which represents the right to purchase two shares of common stock of the entity surviving the business combination of the Company (the “Shares”) at a future date in connection with a transaction agreement pursuant to which the business combination will be effectuated (the “Definitive Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of:

(a)	the form of Third Amended and Restated Certificate of Incorporation of the Company filed as Exhibit 3.4 of the Registration Statement (the “Certificate of Incorporation”);

(b)	the Bylaws of the Company filed as Exhibit 3.5 of the Registration Statement (the “Bylaws”);

(c)	the Registration Statement;

(d)	the Specimen SPAR Certificate, filed as Exhibit 4.1 to the Registration Statement;

(e)	the Specimen Common Stock Certificate, filed as Exhibit 4.2 to the Registration Statement;

(f)

the form of SPAR Rights Agreement in the form proposed to be entered into by and between the Company and Continental Stock Transfer & Trust Company, to be filed as Exhibit 4.4 to the Registration Statement;

(g)	the form of resolutions of the Board of Directors of the Company relating to, among other matters, the issuance of the SPARs and common stock and the filing of the Registration Statement; and

(h)	other corporate records of the Company that we have considered appropriate.

In rendering our opinion below, we also have assumed that: (a) the Company will be the surviving corporation of the business combination and will have sufficient authorized and unissued shares of common stock at the time of issuance of Shares pursuant to the Definitive Agreement; (b) the proposed Certificate of Incorporation referenced in clause (b) of the immediately preceding paragraph will have been duly authorized by all necessary corporate action on the part of the Company and will have become effective in the form reviewed by us following its filing of with the Secretary of State of the State of Delaware; (c) the issuance of each Share will be duly noted in the Company’s stock ledger upon its issuance; (d) the Company will receive consideration for each Share equal to the Final Exercise Price (as defined in the SPAR Rights Agreement); (e) the corporate actions of the Company referenced in clause (g) of the previous paragraph have not been, and will not be, revoked, modified or amended; and (f) the Definitive Agreement and the SPAR Rights Agreement will constitute a valid and binding obligation of all parties thereto, enforceable against each such party in accordance with its terms.

We have also examined such certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon certificates and oral or written statements and other information obtained from the Company. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware. While we are not

licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinions expressed herein. Except as described, we have neither examined nor do we express any opinion with respect to Delaware law.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. When the SPAR Rights Agreement has been duly authorized, executed and delivered by the respective parties thereto and the certificates representing the SPARs (in the form of the specimen certificate filed as an exhibit to the Registration Statement) and the common stock (as described in the Registration Statement) has been duly authorized, executed and delivered in accordance with the terms of the SPAR Rights Agreement, the Certificate of Incorporation, and the Bylaws against payment in full of the consideration payable therefor,

(a) the SPARs will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(b) upon the payment to the Company of the Final Exercise Price (as defined in the SPAR Rights Agreement) therefor, the shares into which the SPARs are exercisable will be validly issued, fully paid and non-assessable.

The opinion with respect to the SPARs being “valid and binding obligations of the Company enforceable against the Company in accordance with their terms” or similar language is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, to general equity principles and public policy considerations which may limit the right of parties to obtain certain remedies.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very yours truly,

/s/ Cadwalader, Wickersham & Taft LLP